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                                  Exhibit 11.1

                              DIALOGIC CORPORATION
                       CALCULATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)

                                                                                          Twelve months ended
                                                                                             December 31,
                                                                                      1998              1997             1996
Basic Earnings
Income applicable to shares used in
     Calculation of net income per share                                          $ 36,608          $ 21,752         $ 25,548
Shares used in calculation of net income per share:
Weighted average shares outstanding                                                 16,010            15,931           15,654
Net income per share                                                              $   2.29          $   1.37         $   1.63


Diluted Earnings
Income applicable to shares used in
     Calculation or net income per share                                          $ 36,608          $ 21,752         $ 25,548
Shares used in calculation of net income per share:
Weighted average shares outstanding                                                 16,010            15,931           15,654
Dilutive  effect of stock options after  application  of treasury  stock
method                                                                                 548               667              763
Number of shares in calculation of net income
     per share                                                                      16,558            16,598           16,417
Net income per share                                                               $  2.21           $  1.31          $  1.56

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